                                                                       Exhibit 2

                                                               EXECUTION VERSION

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                                21 December 2005

                            SHARE PURCHASE AGREEMENT

                                     BETWEEN

            HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED

                                       and

                            HUTCHISON WHAMPOA LIMITED

                                       and

                         ORASCOM TELECOM EURASIA LIMITED

                                       and

                         ORASCOM TELECOM HOLDING S.A.E.

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THIS AGREEMENT is made on the 21st day of December 2005

BETWEEN:

(1) HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED, a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the "Seller");

(2) HUTCHISON WHAMPOA LIMITED, a company incorporated in Hong Kong whose registered office is at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong ("HWL");

(3) ORASCOM TELECOM EURASIA LIMITED, a company established in accordance with the laws of the British Virgin Islands whose registered office is at Trident Chambers, Wickhams Cay, Road Town, Tortola, British Virgin Islands (the "Purchaser Nominee"); and

(4) ORASCOM TELECOM HOLDING S.A.E., a company established in accordance with the laws of the Arab Republic of Egypt whose principal place of business is at 2005A Nile City Towers, Cornish El Nile, Ramlet Beaulac, Cairo, Egypt (the "Purchaser").

WHEREAS:

(A) The Seller, a wholly owned subsidiary of HWL, has agreed to sell and the Purchaser has agreed to purchase the Sale Shares (as defined in Clause
        1.1 (Interpretation)) on the terms and conditions of this Agreement.

(B) HWL has agreed to give the guarantee set forth in Clause 9 (HWL's Guarantee), and to undertake certain other obligations as set out in this Agreement.

(C) The Purchaser Nominee, a wholly owned subsidiary of the Purchaser, has been nominated by the Purchaser to acquire the Sale Shares.

IT IS AGREED:

1.      INTERPRETATION

1.1     In this Agreement:

        "Accounting Date"               means 31 December 2004.

        "Accounts"                      means the audited consolidated balance
                                        sheet of the Group made up as at the
                                        Accounting Date and the related audited
                                        consolidated profit and loss account,
                                        cash flow statement and statement of
                                        changes in equity of the Group for the
                                        year ended on the Accounting Date,
                                        together with the auditors' and
                                        directors' reports and the notes
                                        thereto.

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        "Affiliate"                     means, with respect to any company, its
                                        subsidiaries or holding companies or any subsidiaries of such holding companies.

        "Amended and Restated           means the amended and restated
        Registration Rights             registration rights agreement dated of
        Agreement"                      even date herewith entered into by and
                                        amongst the Seller, the Purchaser, the
                                        Company and Cheung Kong (Holdings)
                                        Limited.

        "Annual Report"                 means the annual report of the
                                        Group for the year ended 31 December
                                        2004 filed with the Stock Exchange.

        "Business Day"                  means a day (other than a Saturday
                                        or Sunday or a public holiday) when
                                        commercial banks are generally open for
                                        business in Hong Kong, London, New York
                                        and the Arab Republic of Egypt.

        "Cash Consideration"            means the sum of US$130,225,625.00 being
                                        10% of the Consideration.

        "Cayman Islands Register        means the register of members of the
        of Members"                     Company kept and maintained in the
                                        Cayman Islands from time to time.

        "Cayman Islands Register        means the register of transfers of
        of Transfers"                   shares of the Company kept and
                                        maintained in the Cayman Islands from
                                        time to time.

        "Closing"                       means the closing of the sale and
                                        purchase of the Sale Shares in
                                        accordance with the terms of this
                                        Agreement.

        "Closing Date"                  means the date of this Agreement.

        "Companies Ordinance"           means the Companies Ordinance, Chapter
                                        32 of the Laws of Hong Kong.

        "Company"                       means Hutchison Telecommunications
                                        International Limited, a company
                                        incorporated under the laws of the
                                        Cayman Islands, and whose shares are
                                        listed on the Stock Exchange (Stock
                                        Code: 2332), and whose American
                                        depositary shares are listed on the New
                                        York Stock Exchange, Inc. (Ticker: HTX).

        "Company Subsidiaries"          means Company's subsidiaries as at the
                                        date of this Agreement.

        "Confidentiality Agreement"     means the confidentiality agreement
                                        dated as of 16 October 2005 and made
                                        between the Seller and the Purchaser.

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        "Consideration"                 means the sum of US$1,302,256,248.81
                                        being the US Dollar equivalent
                                        (calculated using an exchange rate of
                                        HK$7.7522 to US$1.00) of the number of
                                        Sale Shares multiplied by the Purchase
                                        Price to be settled in accordance with
                                        Clause 3.

        "Contingent Liabilities"        means guarantees or other contingent
                                        liabilities (including indemnifications) with respect to the Group.

        "Co-operation Agreement"        means the co-operation agreement entered
                                        into on the date hereof by and between
                                        the Company and the Purchaser.

        "Data Room"                     means the data room established for the
                                        benefit of the Purchaser located at
                                        20/F, Hutchison Telecom Tower, 99 Cheung
                                        Fai Road, Tsing Yi, Hong Kong and
                                        containing all the documents set forth
                                        in schedule 1 to the Disclosure Letter
                                        ("Disclosure Documents").

        "Disclosure Letter"             means the letter of today's date from
                                        the Seller to the Purchaser and the
                                        Purchaser's Nominee.

        "Employee Share Option Plans"   mean the employee share option plans and
                                        schemes adopted by the Company by the
                                        date of this Agreement which relate to
                                        the issue of Shares.

        "Encumbrance"                   means liens, security interests,
                                        options, rights of first refusal, rights of first offer, tag along rights, claims, mortgages, charges, licenses to third parties, leases to third parties or security agreements or any other material restrictions or limitations on the use of real or personal property or irregularities in title thereto.

        "Exchange Act"                  means the U.S. Securities Exchange Act
                                        of 1934, as amended.

        "Financing Parties"             means those banks and financial
                                        institutions and institutional and
                                        professional investors (other than the
                                        Seller) that provide finance or
                                        re-financing from time to time to the
                                        Purchaser and its Affiliates relating to the acquisition of the Sale Shares by the Purchaser Nominee; and "Financing
                                        Party" shall be construed accordingly.

        "Governmental Authority"        means any international, supranational,
                                        national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental, self-regulatory or private body exercising any

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                                        regulatory, taxing, importing or other
                                        governmental or quasi-governmental
                                        authority, which shall include where
                                        applicable, the Stock Exchange, the
                                        Cairo and Alexandria Stock Exchange, the
                                        Hong Kong Securities and Futures
                                        Commission and the SEC.

        "Group" means the Company and each of the Company Subsidiaries and the expressions "members of the Group" and "Group Company" shall be construed accordingly.

        "HK$"                           Hong Kong dollars, being the lawful
                                        currency of Hong Kong.

        "holding company"               has the meaning given to it in the
                                        Companies Ordinance.

        "Hong Kong"                     means the Hong Kong Special
                                        Administrative Region of the People's
                                        Republic of China.

        "Hong Kong Prospectus"          means the prospectus of the Company
                                        dated 30 September 2004 in relation to
                                        the global offering of shares in the
                                        Company.

        "HSBC Nominee"                  means HSBC Nominees (Hong Kong) Limited
                                        acting for the benefit of the Seller
                                        pursuant to the Security Document.

        "Indebtedness"                  in respect of any Person, means and
                                        includes (i) indebtedness for borrowed
                                        money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money in each case from banks or other third party lenders; (ii) indebtedness evidenced by any note, bond, debenture or other debt instrument or debt security; (iii) indebtedness secured by an Encumbrance on assets or properties of such Person
                                        (for each such indebtedness, exceeding
                                        US$5 million); and (iv) obligations
                                        under any interest rate, currency or
                                        other hedging agreement.

        "Interim Accounting Date"       means 30 June 2005.

        "Interim Accounts"              means the unaudited consolidated balance
                                        sheet of the Group made up as at the
                                        Interim Accounting Date and the related
                                        unaudited consolidated profit and loss
                                        account, cash flow statement and
                                        statement of changes in equity of the
                                        Group for the six months ended on the
                                        Interim Accounting Date.

        "Interim Report"                means the semi-annual report of the
                                        Group for the six months ended 30 June
                                        2005 filed with the Stock Exchange.

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        "Investment Company Act"        means the U.S. Investment Company
                                        Act of 1940, as amended.

        "Law" means any statute, law, ordinance, rule, regulation or guidelines of any Governmental Authority.

        "Listing Rules"                 means the Rules Governing the Listing of
                                        Securities on the Stock Exchange.

        "Loss" or "Losses"              means any and all losses, claims,
                                        liabilities, damages, judgments,
                                        proceedings, arbitration, assessments,
                                        charges, fines and penalties, interest,
                                        reasonable costs and expenses, including reasonable expenses of investigation and enforcement of any claim or indemnity and all reasonable legal and other professional fees and expenses.

        "Material Adverse Effect"       means (i) any materially adverse change
                                        in or effect on the business,
                                        assets, liabilities, results of
                                        operation or financial condition of the
                                        Group taken as a whole and (ii) any
                                        materially adverse change in or effect
                                        on the business, assets, liabilities,
                                        results of operations or financial
                                        condition of any of the Principal
                                        Subsidiary Companies, provided, in
                                        relation to each of (i) and/or (ii),
                                        that no change, event or effect that
                                        results from changes in macro economic
                                        circumstances generally or in the
                                        country in which the Company or a
                                        Principal Subsidiary Company operates or in the constitution of the government in such country shall be taken into account in determining whether there has been a Material Adverse Effect.

        "OTH Financing"                 means any finance from time to time
                                        provided by the Financing Parties.

        "OTH Guarantee"                 means the deed of guarantee dated the
                                        date hereof granted by the Purchaser in
                                        favour of the Seller.

        "Permit" means any permit, certificate, license, consent or authorisation of any Governmental Authority.

        "Person" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organisation and a Governmental Authority.

        "Principal Subsidiary           means each of the Company Subsidiaries
        Company"                        listed in Schedule 3 (Principal
                                        Subsidiary Companies), and collectively
                                        the "Principal Subsidiary Companies".

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        "Promissory Note"               means the promissory note issued by the
                                        Purchaser Nominee on the date of this
                                        Agreement in favour of the Seller for
                                        the principal amount of
                                        US$1,172,030,623.81.

        "Purchase Price"                means HK$11.00 per Sale Share.

        "Purchaser's Group"             means the Purchaser and the Purchaser's
                                        subsidiaries as at the date of this
                                        Agreement.

        "Purchaser's and Purchaser      means the representations and warranties
        Nominee's Warranties"           by the Purchaser and the Purchaser
                                        Nominee referred to in Clause 8.1
                                        (Purchaser's and Purchaser Nominee's
                                        Warranties).

        "Register of Directors"         means the register of directors of the
                                        Company kept and maintained by it from
                                        time to time.

        "Sale Shares"                   means 917,759,172 shares in the issued
                                        share capital of the Company.

        "SEC"                           means the U.S. Securities and Exchange
                                        Commission.

        "Securities Act"                means the U.S. Securities Act of 1933,
                                        as amended.

        "Security Agent"                means a security or collateral agent and
                                        any replacement or successor thereof,
                                        acting for the benefit of the Financing
                                        Parties.

        "Security Document"             means the legal mortgage dated the date
                                        hereof created by the Purchaser Nominee
                                        in favour of the Seller for securing all monies payable in respect of the Promissory Note.

        "Seller's Designated Account"   means such bank account as designated in
                                        writing by the Seller to the Purchaser
                                        prior to the date of this Agreement for
                                        effecting transfer of the Cash
                                        Consideration pursuant to the terms
                                        hereof.

        "Shareholders' Agreement"       means the shareholders' agreement
                                        entered into on the date hereof by and
                                        among the Seller, HWL, the Purchaser and the Purchaser Nominee in relation to the Company.

        "Shares" means ordinary shares of nominal value HK$0.25 each in the share capital of the Company.

        "Stock Exchange"                means The Stock Exchange of Hong Kong
                                        Limited.

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        "subsidiary"                    has the meaning given to it in the
                                        Companies Ordinance.

        "Tax" or "Taxation"             means any income, gross receipts,
                                        employment, payroll, windfall profits,
                                        profits, withholding, social security
                                        (or similar), unemployment, disability,
                                        real property, personal property, sales
                                        or value added tax.

        "Tax Return"                    means any return, declaration, report,
                                        claim for refund or information return
                                        or statement relating to Taxes,
                                        including any schedule or attachment
                                        thereto, and including any amendment
                                        thereof.

        "Transaction Documents"         means this Agreement, the Shareholders'
                                        Agreement, the Co-operation Agreement
                                        and the Amended and Restated
                                        Registration Rights Agreement.

        "U.S." or "United States"       means the United States of America.

        "US$" or "U.S. Dollars"         means United States  Dollars,  being
                                        the lawful  currency of the
                                        Unites States.

        "Warranties"                    means the representations and warranties
                                        in Clause 7.1 (Seller's and HWL's
                                        Warranties) and set out in Schedule 1
                                        (Warranties).

1.2     In this Agreement, unless the context otherwise requires:

        (i) any reference in this Agreement to "writing" or comparable expressions includes a reference to facsimile transmission or comparable means of communication (excluding, for the avoidance of doubt, email);

        (ii) words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

        (iii) references to Clauses, Schedules and Recitals are references to clauses, schedules and recitals of this Agreement;

        (iv)    reference to "day" or "days" are to calendar days;

        (v) this "Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

        (vi) "include," "includes," and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of similar import;

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        (vii)   the table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement;

        (viii) references herein to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions and shall include any provisions of which they are re-enactments (whether with or without modification) but in each case as at the date of this Agreement;

        (ix) references to a "company" include any company, corporation or other body corporate wherever and however incorporated or established;

        (x) references to "party" or "parties" are to a party to or the parties to this Agreement;

        (xi) references to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

        (xii) the expressions "ordinary course of business" or "business in the ordinary course" mean the ordinary and usual course of business of the relevant Group Company, consistent in all respects (including nature and scope) with the prior practice of such Group Company.

1.3 The Schedules to this Agreement and the Disclosure Letter are incorporated into and form an integral part of this Agreement.

1.4 The expression "so far as the Seller is aware" (or comparable expressions) when used in this Agreement shall be deemed to mean the actual knowledge of Canning Fok Kin-ning, Susan Chow Woo Mo Fong, Frank John Sixt, Bernardine Lam, Dennis Lui Pok Man, Chan Ting Yu, Cliff Woo Chiu Man and Timothy Lincoln Pennington and such knowledge shall, in so far as it requires a view or opinion to be taken in relation to law, regulation or practice in any relevant jurisdiction, be based on such individuals' actual understanding and interpretation of such law, regulation or practice in relation to the relevant matter.

2.      SALE AND PURCHASE

2.1 The Seller shall sell and the Purchaser shall purchase the Sale Shares with all rights now or in the future attaching to them (including the right to receive all dividends, distributions or any return of capital declared, made or paid on or after the date of this Agreement) on the terms and conditions of this Agreement.

2.2 The Seller covenants and confirms that it has the right to transfer legal and beneficial title to the Sale Shares.

2.3 The Seller covenants and confirms that the Sale Shares shall be sold and purchased at Closing free from all Encumbrances.

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2.4     The Seller waives and shall procure the waiver of any restrictions on transfer (including all pre-emption rights) which may exist in relation to the Sale Shares.

2.5 Neither the Seller nor the Purchaser shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

3.      CONSIDERATION

        The consideration for the sale and purchase of the Sale Shares shall be settled by (i) the delivery of the Promissory Note by the Purchaser to the Seller in accordance with Clause 4.4 and (ii) the receipt of the Cash Consideration as confirmed in accordance with Clause 5.2.

4.      SIGNING AND CLOSING

4.1 Closing shall take place on the Closing Date at the offices of HWL or at such other place as is agreed in writing by the Seller and Purchaser.

4.2 Prior to or simultaneous with the execution and delivery of this Agreement by all parties, the Seller shall make available for inspection by the Purchaser the following:

        (i)     (a)     a certified extract of the written resolutions of the
                        directors of the Company

                        (A) approving and authorising the following:

                                (1)     the transfer and registration of
                                        transfer of the Sale Shares to the HSBC
                                        Nominee upon receipt of the Promissory
                                        Note and the Cash Consideration by the
                                        Seller on the Closing Date;

                                (2) the entry of the name of and details of the HSBC Nominee into the Cayman Islands Register of Members and the Cayman Islands Register of Transfers as the registered owner and transferee of the Sale Shares upon receipt of the Promissory Note and the Cash
                                        Consideration by the Seller on the
                                        Closing Date;

                                (3) the issue of a share certificate in the name of the HSBC Nominee in relation to the Sale Shares upon receipt of the Promissory Note and the Cash
                                        Consideration by the Seller on the
                                        Closing Date;

                                (4) the appointment of Naguib Sawiris and Aldo Mareuse as non-executive directors of the Company (and Martin Michlmayr and Ragy Soliman as their respective alternate directors) as of and with effect from the Closing Date upon receipt of the Promissory Note and the Cash Consideration by the Seller on the Closing Date; and

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                                (5)     the execution, delivery and performance
                                        of each of the Transaction Documents to
                                        which it is a party; and

                        (B) noting the intention within two weeks from the Closing Date to establish a finance committee of the directors of the Company for the purposes set forth in the Shareholders' Agreement and to appoint the persons referred to in the Shareholder's Agreement to such finance committee; and

                (b) a certified extract of the written resolutions of the directors of the Seller approving and authorising the execution, delivery and performance of this Agreement (including the sale of the Sale Shares to the Purchaser Nominee and the transfer of the same into the name of the HSBC Nominee as of and with effect from receipt of the Promissory Note and the Cash Consideration by the Seller on the Closing Date), each of the other Transaction Documents to which it is a party and the Security Document;

                (c) a certified extract of the written resolutions of the directors of HWL approving and authorising the execution, delivery and performance of this Agreement, each of the other Transaction Documents to which it is a party; and

                (d) a certified copy of each power of attorney (if any) under which any document to be delivered to the Purchaser has been executed;

        (ii) the original counterparts of each of the following documents, in each case duly executed and delivered by the parties named therein (excluding the Purchaser and the Purchaser Nominee):

                (a)     the Shareholders' Agreement;

                (b)     the Co-operation Agreement;

                (c)     the Amended and Restated Registration Rights Agreement;

                (e)     the Security Document; and

        (iii) an original incumbency certificate from the registered agent of the Seller in the British Virgin Islands dated prior to the date of this Agreement.

4.3 Prior to or simultaneous with the execution and delivery of this Agreement by all parties, the Purchaser shall make available for inspection by the Seller the following:

        (i) original consents to act from Naguib Sawiris, Aldo Mareuse, Martin Michlmayr and Ragy Soliman in relation to their respective appointments as directors and alternate directors of the Company, and notices of appointment for each of the alternate directors in each case with effect from the Closing Date;

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        (ii)    the original counterparts of each of the following documents, in each case duly executed and delivered by the Purchaser and/or the Purchaser Nominee, as relevant:

                (a)     the Shareholders' Agreement;

                (b)     the Co-operation Agreement;

                (c)     the Amended and Restated Registration Rights Agreement;

                (d)     the OTH Guarantee; and

                (e)     the Security Document;

        (iii) a certified copy of an English translation of the commercial register of the Purchaser dated prior to the date of this Agreement and certifying that the translation accurately indicates the true state of the commercial register at the date the translation was made;

        (iv) a certified extract of the resolutions of the directors of the Purchaser approving and authorising Naguib Sawiris to sign documents of a nature substantially similar to the Transaction Documents;

        (v) a certified copy of the resolutions of the directors of the Purchaser Nominee approving and authorising the execution, delivery and performance of this Agreement, the Promissory Note, the Security Document and each of the other Transaction Documents to which it is a party; and

        (vi) a certified copy of each power of attorney (if any) under which any document to be delivered to the Seller has been executed.

4.4 On the date of this Agreement, following the Seller making available for inspection by the Purchaser all of the documents and other items required by Clause 4.2 in accordance with the terms of such Clause, the Purchaser shall deliver to the Seller an original of the Promissory Note and effect payment of the Cash Consideration to the Seller's Designated Account.

5.      ACTIONS AT CLOSING

5.1 The Purchaser and the Purchaser Nominee hereby jointly direct the Seller not to transfer the Sale Shares to the Purchaser Nominee on the Closing Date, but instead, in accordance with the Security Document, to transfer the Sale Shares directly to the HSBC Nominee at Closing.

5.2 On the Closing Date, conditional upon receipt by the Seller from the bank holding the Seller's Designated Account of a written confirmation that the full amount of the Cash Consideration has been credited to the Seller's Designated Account (whereupon the Seller shall promptly notify the Purchaser):

        (i) the Seller shall deliver to the Purchaser the documents and agreements specified in Clause 4.2 (if copies of the same are delivered, then with the originals to follow as soon as practicable thereafter) and the Purchaser shall simultaneously deliver to the Seller the documents and agreements specified in Clause 4.3 (if copies of the same are delivered, then with the originals to follow as soon as practicable thereafter); and

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        (ii)    acting in accordance with the direction in Clause 5.1, the
                Seller shall:

                (a) deliver to the share registrar of the Company (with a copy to the Purchaser) a duly executed stock transfer form in relation to the transfer of the Sale Shares to the HSBC Nominee;

                (b) procure the registration of the transfer of the Sale Shares to the HSBC Nominee as of the Closing Date;

                (c) deliver or procure that there be delivered to the Purchaser or a Person designated by the Purchaser a certified true copy of the Cayman Islands Register of Members and Cayman Islands Register of Transfers, revised to reflect the entry of the name and details of the HSBC Nominee therein as the registered owner and transferee of the Sale Shares as of the Closing Date;

                (d) deliver or procure that there be delivered to the HSBC Nominee an original share certificate issued by the Company in the name of the HSBC Nominee representing the Sale Shares (with a copy to the Purchaser); and

                (e) procure the appointment of Naguib Sawiris and Aldo Mareuse as directors of the Company (and Martin Michlmayr and Ragy Soliman as their respective alternate directors) with effect from the Closing Date, and deliver or procure that there be delivered to the Purchaser a faxed certified true copy of the Register of Directors, revised to reflect the appointment of Naguib Sawiris and Aldo Mareuse as directors and Martin Michlmayr and Ragy Soliman as alternate directors of the Company with effect from the Closing Date.

5.3 If the provisions of Clause 5.2(ii) are not complied with on the Closing Date, the Purchaser and the Purchaser Nominee shall not be obliged to complete this Agreement and may treat this Agreement as terminated for breach of condition and require immediate cancellation of the Promissory Note and repayment of the Cash Consideration to the extent received in the Seller's Designated Account by the Seller (without limiting the Purchaser's and the Purchaser Nominee's rights and remedies under this Agreement).

6.      POST-CLOSING OBLIGATIONS

6.1 On or before 13 January 2006, the Purchaser shall deliver, or procure the delivery of, originals of the following legal opinions to the Seller addressed to the Seller and in each case in form and substance customary for international financing transactions and reasonably satisfactory to the Seller:

        (i) opinion of DLA Matouk Bassiouny, the Egyptian counsel to the Purchaser in relation to the OTH Guarantee; and

        (ii) opinion of Maples and Calder, the British Virgin Islands counsel to the Purchaser Nominee in relation to the Promissory Note and the Security Document.

6.2 If the provisions of Clause 6.1 are not complied with, the Purchaser and the Purchaser Nominee shall, at the request of the Seller, use all reasonable endeavours to co-operate with the Seller to put in place funding and security arrangements that provide the Seller with the same or substantially the same security for all monies due under the Promissory Note as would have been provided had the provisions of Clause
        6.1 been complied with or been capable of being complied with.

6.3 On or before 13 January 2006, HWL shall deliver, or procure the delivery of, an original of a legal opinion to the Purchaser of Linklaters, Hong Kong counsel to HWL in relation to its guarantee in Clause 9 of this Agreement, addressed to the Purchaser and in form and substance customary for international business transactions and reasonably satisfactory to the Purchaser.

6.4 Within one week from the Closing Date, the Purchaser shall deliver to the Seller on behalf of the Company duly executed Forms Bs (Declaration and Undertaking with regard to Directors) in relation to the appointment of Naguib Sawiris and Aldo Mareuse as directors and Martin Michlmayr and Ragy Soliman as alternate directors of the Company.

6.5 Following Closing, at the Purchaser Nominee's or the Purchaser's cost, the Seller will assist the Purchaser Nominee and the Purchaser as reasonably requested by them and following reasonable notice in connection with customary marketing efforts for the placement of any OTH Financing that will be used to fund or repay the full amount outstanding under the Promissory Note.

7.      SELLER'S AND HWL'S WARRANTIES

7.1 Subject to the limitations in Schedule 2, the Seller hereby represents and warrants to the Purchaser and the Purchaser Nominee that each of the Warranties is true and accurate in all respects and not misleading as at the date of this Agreement.

7.2 Subject to the limitations in Schedule 2, HWL hereby represents and warrants to the Purchaser and the Purchaser Nominee that each of Warranty 1.1(ii) and, insofar as they relate to HWL, Warranties 1.2(i),
        (ii) and (iii) and 1.3(ii) are true and accurate in all respects and not misleading as at the date of this Agreement.

7.3 The Seller and HWL acknowledge that the Purchaser and the Purchaser Nominee are entering into this Agreement on the basis of and in reliance upon representations in the terms of the Warranties.

7.4 Each of the Warranties shall be separate and independent and (unless expressly provided otherwise) shall not be limited by reference to any other Warranty or by anything in this Agreement.

8.      PURCHASER'S AND PURCHASER NOMINEE'S WARRANTIES

8.1 The Purchaser and the Purchaser Nominee hereby jointly and severally represent and warrant to the Seller and HWL as of the date of this Agreement that each of the warranties and representations in this Clause 8 is true and accurate in all respects and not misleading as at the date of this Agreement:

        (i) The Purchaser is a corporation duly organised, validly existing and in good standing under the laws of the Arab Republic of Egypt.

        (ii) The Purchaser Nominee is a corporation duly organised, validly existing and in good standing under the laws of the British Virgin Islands.

        (iii) Neither the Purchaser nor the Purchaser Nominee is in receivership or liquidation nor has any of them taken any step to enter liquidation, and no petition has been presented for winding up the Purchaser or the Purchaser Nominee. There are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of the Purchaser or the Purchaser Nominee.

        (iv) Each of the Purchaser and the Purchaser Nominee has the corporate power and authority to execute, deliver and perform its obligations under and consummate the transactions contemplated by each of the Transaction Documents, the OTH Guarantee, the Promissory Note and the Security Document to which it is a party and the other instruments and agreements to be executed and delivered by the Purchaser or the Purchaser Nominee as contemplated hereby and thereby.

        (v) The execution, delivery and performance of the Transaction Documents, the OTH Guarantee, the Promissory Note and the Security Document to which either the Purchaser or the Purchaser Nominee is a party, and all other instruments and agreements to be executed and delivered by the Purchaser or the Purchaser Nominee as contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorised by the directors and, to the extent required, shareholders of the Purchaser and the Purchaser Nominee , as relevant, and no other corporate or shareholder action on the part of the Purchaser or the Purchaser Nominee or their respective shareholders is necessary to authorise the execution, delivery and performance of the Transaction Documents, the OTH Guarantee, the Promissory Note and the Security Document to which the Purchaser or the Purchaser Nominee is a party, such other instruments and agreements contemplated hereby and thereby or the consummation of the transactions contemplated hereby and thereby.

        (vi) The Transaction Documents, the OTH Guarantee, the Promissory Note and the Security Document to which either the Purchaser or the Purchaser Nominee is a party and all other instruments and agreements to be executed and delivered by the Purchaser or the Purchaser Nominee as contemplated hereby and thereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of the Transaction Documents, the OTH Guarantee, the Promissory Note and the Security Document and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by each of the Purchaser and the Purchaser Nominee and shall be valid and binding obligations of each of the Purchaser and the Purchaser Nominee enforceable against them in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the enforcement of creditors' rights generally or to general equitable principles.

        (vii) The entry into and performance of the Transaction Documents, the OTH Guarantee, the Promissory Note and the Security Document to which the Purchaser or the Purchaser Nominee is a party will not constitute a breach by the Purchaser or the Purchaser Nominee of or default under: (A) any provision of the organisational documents of the Purchaser or the Purchaser Nominee; (B) any legally binding obligation or any material agreement or undertaking or the terms of any guarantee by which the Purchaser or the Purchaser Nominee is bound; or (C) any Law applicable to the Purchaser or the Purchaser Nominee.

        (viii) No action or proceeding has been instituted or, so far as the Purchaser is aware, threatened before a court or other Governmental Authority to restrain or prohibit or materially delay any of the transactions contemplated by any of the Transaction Documents, the OTH Guarantee, the Promissory Note and the Security Document.

        (ix) Neither the Purchaser nor the Purchaser Nominee is taking steps with the current intent to prepare a claim against the Seller or HWL, or has any current intent to make a claim against the Seller or HWL for breach of any Warranty based on information supplied to them or their agents.

8.2 Each of the Purchaser's and Purchaser Nominee's Warranties shall be separate and independent and (unless expressly provided otherwise) shall not be limited by reference to any other Purchaser's and Purchaser Nominee's Warranty or by anything in this Agreement.

8.3 The Purchaser and the Purchaser Nominee acknowledge that the Seller and HWL are entering into this Agreement on the basis of and in reliance upon representations in the terms of the Purchaser's and Purchaser Nominee's Warranties.

9.      HWL'S GUARANTEE

9.1 In consideration of the Purchaser and the Purchaser Nominee entering into this Agreement, HWL unconditionally and irrevocably guarantees to the Purchaser and the Purchaser Nominee the due and punctual performance and payment by the Seller of all its financial and other obligations under or pursuant to this Agreement and the Security Document (the "Seller's Guaranteed Obligations").

9.2 If and whenever the Seller defaults for any reason whatsoever in the performance of any of the Seller's Guaranteed Obligations, HWL shall immediately upon demand unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the Seller's Guaranteed Obligations as if it was the principal obligor in regard to which such default has been made.

9.3 This guarantee is to be a continuing guarantee and accordingly is to remain in force until all Seller's Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Purchaser or the Purchaser Nominee may now or hereafter have or hold for the performance and observance of the Seller's Guaranteed Obligations.

9.4 As a separate and independent obligation, HWL agrees (as primary obligor and not only as surety) to indemnify, defend and hold harmless the Purchaser and the Purchaser Nominee from time to time (without set-off or counterclaim) from and against any and all Losses suffered by the Purchaser or the Purchaser Nominee to the extent of any relevant limit on the liability of the Seller in this Agreement as a result of (i) the failure by the Seller to perform any of the Seller's Guaranteed Obligations; or (ii) any of the Seller's Guaranteed Obligations (including, without limitation, any moneys payable) not being enforceable, effective against or recoverable from the Seller by reason of any legal limitation, disability or incapacity on or of the Seller or any other fact or circumstances whatsoever (other than any limitation imposed by this Agreement). The amount of the Loss or of any payment to be made by HWL pursuant to this Clause 9.4 or any other provision of this Clause 9 shall be equal to, and shall in no circumstances exceed, the amount which the Purchaser or the Purchaser Nominee would otherwise have been entitled to recover from the Seller under the terms of this Agreement (including the limitations in Schedule 2).

9.5     The liability of HWL under this Clause 9:

        (i) shall not be released or diminished by any variation of the Seller's Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Seller's Guaranteed Obligations or any granting of time for such performance; and

        (ii) shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

9.6 HWL waives any right it may have of first requiring the Purchaser or the Purchaser Nominee to proceed against the Seller before claiming from HWL under this Clause 9.

10.     DISCLOSURE DOCUMENTS

10.1 The Seller undertakes to maintain and preserve the Disclosure Documents in the respective forms which are in the Data Room until the later of
        (i) one year from the Closing Date; or (ii) the date on which any claim by the Purchaser or the Purchaser Nominee under this Agreement is fully and finally settled. For the avoidance of doubt, the Purchaser and its representatives shall continue to have access to the Data Room to review the documents added since December 13, 2005 and which were notified to the Purchaser and included in the Disclosure Letter.

10.2 The Seller shall, at its own cost, provide or procure that there be provided to the Purchaser (i) a CD ROM with a copy of all publicly available information referenced in items 3, 4, 5, 6 and 7 of the Disclosure Letter and (ii) a copy of any other Disclosure Document as soon as reasonably practicable following a request from the Purchaser in writing, specifying the Disclosure Document(s) required and certifying that the purpose for the request is either to verify information sought as part of the Purchaser's due diligence or to assist the Purchaser with the OTH Financing that will be used to fund or repay the full amount outstanding under the Promissory Note, provided that in any event the Seller shall only be obliged to provide, pursuant to this Clause 10.2, one copy of any particular Disclosure Document.

11.     CONFIDENTIALITY AND ANNOUNCEMENTS

        This Agreement shall be subject to the terms and conditions of the Confidentiality Agreement until Closing, upon which clause 19 (Confidentiality and Announcements) of the Shareholders' Agreement shall apply hereto; provided that none of the terms and conditions of the Confidentiality Agreement shall prohibit the issue or release by any party of any announcement or circular if and to the extent required by law or any regulatory body or the rules of any recognised stock exchange, including the Stock Exchange, New York Stock Exchange, Inc. and the Cairo and Alexandria Stock Exchange, on which the shares of such party, its Affiliates or the Company are listed but the party with an obligation to issue or release an announcement or a circular shall consult with the other parties insofar as is reasonably practicable before complying with such an obligation.

12.     ASSIGNMENT

12.1 This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the express written consent of the other parties hereto; provided, that the Purchaser and the Purchaser Nominee may transfer, assign, pledge or hypothecate at any time all (but not part only) of its rights or interests hereunder (i) to any direct or indirect wholly owned subsidiary of the Purchaser and (ii) to the Security Agent for the purpose of securing any OTH Financing provided that the term of any such assignment contains a condition to the effect that each of the Security Agent and the Financing Party shall not be entitled to exercise the rights assigned hereunder unless and until an event of default has occurred under the relevant security documents or the relevant security has been enforced; provided, further, that if the Purchaser or the Purchaser Nominee makes any assignment referred to above, for the avoidance of doubt, the Purchaser and the Purchaser Nominee shall remain liable under this Agreement for their respective obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

12.2 The Purchaser and the Purchaser Nominee covenant to and undertake with each of the Seller and HWL that any direct or indirect wholly owned subsidiary of the Purchaser to which the Purchaser or the Purchaser Nominee assigns rights or interests under Clause 12.1(i) shall at all times remain a direct or indirect wholly owned subsidiary of the Purchaser.

12.3 The Purchaser and the Purchaser Nominee covenant to and undertake with each of the Seller and HWL that:

        (i) upon any transfer of legal title to some or all of the Sale Shares to a Security Agent the Purchaser Nominee or its Affiliates will, unless and until an event of default has occurred under the relevant security documentation, (a) retain authority to vote the Sale Shares so transferred (or having the power to procure that such Sale Shares are voted in accordance with their instructions); and (b) ensure that no exercise of the power of sale or disposal in respect of the legal interest in the Sale Shares held by the Security Agent shall arise (in the absence of such event of default occurring); and

        (ii) the initial transfer of the Sale Shares to the Security Agent following payment of the full amount under the Promissory Note will be made to provide security and not to satisfy any right of any Person(s) resulting from the enforcement of any existing security.

13.     FURTHER ASSURANCE

13.1 The Seller and HWL shall from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things required by, and in a form reasonably satisfactory to, the Purchaser and the Purchaser Nominee to give full effect to this Agreement and its rights, powers and remedies under this Agreement.

13.2 The Purchaser and the Purchaser Nominee shall from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things required by, and in a form reasonably satisfactory to, the Seller and HWL to give full effect to this Agreement and its rights, powers and remedies under this Agreement.

14.     ENTIRE AGREEMENT

        This Agreement, together with each of the other Transaction Documents, the OTH Guarantee, the Promissory Note and the Security Document and the Disclosure Letter, constitute the whole agreement between the parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Sale Shares.

15.     SEVERANCE AND VALIDITY

15.1 If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, such provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

15.2 To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 15.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 15.1, not be affected.

16.     VARIATIONS

        No variation of this Agreement shall be effective unless in writing and signed by the parties.

17.     REMEDIES AND WAIVERS

17.1 No waiver of any right under this Agreement shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

17.2 No delay or omission by any party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.

17.3 The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

17.4 The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

18.     EFFECT OF CLOSING

        The provisions of this Agreement which remain to be performed following Closing shall continue in full force and effect notwithstanding Closing.

19.     SURVIVAL AND RIGHTS OF RESCISSION

19.1 Subject to Clause 5.3, no party shall have any right to rescind this Agreement under any circumstance.

19.2 The representations and warranties of any party contained in this Agreement shall survive the sale and purchase of the Sale Shares pursuant to this Agreement, in the case of the Seller and HWL to the extent set forth in Schedule 2.

20.     THIRD PARTY RIGHTS

        This Agreement is made for the benefit of the parties, their successors and permitted assigns and is not intended to benefit or be enforceable by any other person.

21.     PAYMENTS

21.1 Any amount payable by the Seller or HWL to the Purchaser or the Purchaser Nominee or by the Purchaser or the Purchaser Nominee to the Seller or HWL shall be made in full without set-off or counter-claim and free from any deduction or withholding whatsoever, except as required by law.

21.2 If any deduction or withholding is required by law to be made from any payment or if the recipient is subject to Tax in respect of such payment, the payer shall increase the amount of the payment to the extent necessary to ensure that the net amount received and retained by the recipient (after taking into account all deductions, withholdings or Tax) is equal to the amount it would have received had the payment not been subject to any such deductions, withholdings or Tax.

22.     COSTS AND EXPENSES

22.1 Except as provided otherwise, each party shall pay its own costs and expenses in connection with the negotiations, preparation and performance of this Agreement and the other Transaction Documents.

22.2 The Purchaser shall pay all costs and expenses in connection with the negotiation, preparation and performance of the OTH Guarantee, the Security Document and the Promissory Note (including the costs and expenses of the HSBC Nominee) against receipt of invoices and subject to a maximum of US$100,000.

22.3 Any transfer, registration, stamp, documentary or similar Taxes chargeable in connection with the transfer of the Sale Shares under this Agreement shall be borne equally by the Seller and the Purchaser. The Seller and the Purchaser shall co-operate in minimising any such Taxes and in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

23.     NOTICES

23.1 Any notice or other communication to be given under or in connection with this Agreement ("Notice") shall be in the English language in writing and signed by or on behalf of the party giving it and marked for the attention of the relevant party. A Notice may be delivered personally or sent by fax, pre-paid recorded delivery or pre-paid registered airmail to the address or fax number provided in Clause 23.3.

23.2    A Notice shall be deemed to have been received:

        (i)     at the time of delivery if delivered personally;

        (ii)    at the time of transmission if sent by fax;

        (iii) two Business Days after the time and date of posting if sent by pre-paid recorded delivery; or

        (iv) five Business Days after the time and date of posting if sent by pre-paid registered airmail,

        provided that if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 23 are to local time in the country of the addressee.

23.3    The addresses and fax numbers for service of Notice are:

        Seller:

        Name:                           Hutchison Telecommunications Investment
                                        Holdings Limited

        Address:                        c/o 22nd Floor, Hutchison House
                                        10 Harcourt Road
                                        Hong Kong

        For the attention of:           The Company Secretary
        Fax number:                     (852) 2128 1778

        HWL:

        Name:                           Hutchison Whampoa Limited
        Address:                        22nd Floor, Hutchison House
                                        10 Harcourt Road
                                        Hong Kong
        For the attention of:           The Company Secretary
        Fax number:                     (852) 2128 1778

        Purchaser Nominee:

        Name:                           Orascom Telecom Eurasia Limited
        Address:                        c/o 2005A Nile City Towers - South Tower
                                        Cornish El Nile
                                        Ramlet Beaulac - 11221
                                        Cairo
                                        Egypt
        For the attention of:           Mr. Naguib Sawiris, Chairman & CEO
        Fax number:                     202 461 5055

        With a copy to:                 Orascom Telecom Holding S.A.E.
        Address:                        2005A Nile City Towers - South Tower
                                        Cornish El Nile
                                        Ramlet Beaulac - 11221
                                        Cairo
                                        Egypt
        For the attention of:           Legal Department
        Fax number:                     202 461 5165

        Purchaser:

        Name:                           Orascom Telecom Holding S.A.E.
        Address:                        2005A Nile City Towers - South Tower
                                        Cornish El Nile
                                        Ramlet Beaulac - 11221
                                        Cairo
                                        Egypt
        For the attention of:           Mr. Naguib Sawiris, Chairman & CEO
        Fax number:                     202 461 5055

        With a copy to:                 Orascom Telecom Holding S.A.E.
        Address:                        2005A Nile City Towers - South Tower
                                        Cornish El Nile
                                        Ramlet Beaulac - 11221
                                        Cairo
                                        Egypt
        For the attention of:           Legal Department
        Fax number:                     202 461 5165

23.4 A party shall notify the other parties of any change to its address in accordance with the provisions of this Clause 23 provided that such notification shall only be effective on the later of the date specified in the notification and 5 (five) Business Days after deemed receipt.

24.     COUNTERPARTS

        This Agreement may be executed in counterparts and shall be effective when each party has executed a counterpart. Each counterpart shall constitute an original of this Agreement and all counterparts taken together shall constitute one and the same agreement. Delivery of a facsimile executed counterpart of the signature page shall be effective as delivery of an original executed counterpart of this Agreement.

25.     GOVERNING LAW AND JURISDICTION

25.1 This Agreement shall be governed by and construed in accordance with English law.

25.2 The parties irrevocably agree that the courts of England are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and proceedings in respect of any dispute may be brought in such courts.

26.     AGENT FOR SERVICE OF PROCESS

26.1    Each of the Seller and HWL irrevocably appoints Hutchison Whampoa Agents
        (UK) Limited of Hutchison House, 5 Hester Road, Battersea, London SW11 4AN, the United Kingdom and each of the Purchaser and the Purchaser Nominee irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London, England, EC2V 7EX, in each case as its agent for service of process in England.

26.2 If any person appointed as agent for service of process ceases to act as such the relevant party shall immediately appoint another person to accept service of process on its behalf in England and notify the other parties of such appointment. If it fails to do so within ten Business Days any other party shall be entitled by notice to the other parties to appoint a replacement agent for service of process.

IN WITNESS WHEREOF each party has executed this Agreement, or caused this Agreement to be executed by its duly authorised representatives.

                                   SCHEDULE 1

                                   WARRANTIES

The Seller hereby represents and warrants to the Purchaser and the Purchaser Nominee as of the date hereof (save in respect of 1.1(ii) and the Warranties given by HWL in 1.2(i), (ii) and (iii) and 1.3(ii)) and HWL represents and warrants to the Purchaser and the Purchaser Nominee as at the date hereof as set out in 1.1(ii) and, insofar as they relate to HWL, 1.2(i), (ii) and (iii) and 1.3(ii) only, as follows:

1.1     Organisation of the Seller and HWL.

(i) The Seller is a corporation duly organised, validly existing and in good standing under the laws of the British Virgin Islands.

(ii) HWL is a corporation duly organised, validly existing and in good standing under the laws of Hong Kong.

(iii) The Seller is not in receivership or liquidation nor has it taken any step to enter liquidation, and no petition has been presented for winding up the Seller. There are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of the Seller.

1.2     Authority and Enforceability.

(i) Each of the Seller and HWL has the corporate power and authority to execute, deliver and perform its obligations under and consummate the transactions contemplated by each of the Transaction Documents and the Security Document to which it is a party and the other instruments and agreements to be executed and delivered by the Seller or HWL as contemplated hereby and thereby, including the sale and transfer of the Sale Shares pursuant to this Agreement.

(ii) The execution, delivery and performance of the Transaction Documents and the Security Document to which either the Seller or HWL is a party, and all other instruments and agreements to be executed and delivered by the Seller or HWL as contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorised by the directors and, to the extent required, shareholders of the Seller and HWL, as relevant, and no other corporate or shareholder action on the part of the Seller or HWL is necessary to authorise the execution, delivery and performance of the Transaction Documents and the Security Document to which the Seller or HWL is a party, such other instruments and agreements contemplated hereby and thereby or the consummation of the transactions contemplated hereby and thereby.

(iii) The Transaction Documents and the Security Document to which either the Seller or HWL is a party and all other instruments and agreements to be executed and delivered by the Seller or HWL as contemplated hereby and thereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of the Transaction Documents and the Security Document and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by each of the

        Seller and HWL and shall be valid and binding obligations of each of the Seller and HWL enforceable against them in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the enforcement of creditors' rights generally or to general equitable principles.

1.3     Consents and Approvals; No Violations.

(i) The Company and each of the Principal Subsidiary Companies have obtained all consents, approvals, exemptions, waivers, authorisations and regulatory or court orders and made all notifications necessary to avoid
        (A) any breach of any contract, agreement or instrument to which any of them is a party or (B) the trigger of any change of control or similar provision granting rights to other parties, in each case as a result of the transactions contemplated by the Transaction Documents and in each case which would have a Material Adverse Effect. The Seller and, so far as the Seller is aware, the Company have obtained all consents and made all notifications necessary for the entry into and performance by each of them of their obligations under the Transaction Documents and the Security Document.

(ii) The entry into and performance of the Transaction Documents and the Security Document to which the Seller or HWL is a party will not constitute a breach by the Seller or HWL of or default under: (A) any provision of the organisational documents of the Seller or HWL; (B) any legally binding obligation or any material agreement or undertaking or the terms of any guarantee by which the Seller or HWL is bound; or (C) any Law applicable to the Seller and HWL.

(iii) So far as the Seller is aware, the entry into and performance of the Transaction Documents to which the Company is a party will not constitute a breach by the Company or any Principal Subsidiary Company of or a default under: (i) any provision of the organisational documents of the Company; (ii) any legally binding obligation, or any material agreement or undertaking or the terms of any guarantee by which the Company or any Principal Subsidiary Company is bound; or (iii) any Law applicable to any of them.

(iv) There are no agreements to which the Company or any Principal Subsidiary Company is a party which can be terminated by the other party or parties thereto or, other than with respect to the Transaction Documents, under which the rights of the Company or any Principal Subsidiary are liable to be materially adversely affected, in each case as a result of the entry into and performance of the Transaction Documents.

(v) The Seller has not made the decision to enter into this Agreement or to sell the Sale Shares as a result of and on the basis of any unpublished information relating to the Company or the Company Subsidiaries which in the reasonable opinion of the Seller would constitute "relevant information" (as defined in Part XIII and XIV of the Securities and Futures Ordinance of Hong Kong (Cap.571)).

1.4     The Company and the Principal Subsidiary Companies.

(i) So far as the Seller is aware, the Company is a corporation duly organised, validly existing and in good standing under the laws of the Cayman Islands. So far as the Seller is aware, each Principal Subsidiary Company is duly organised, validly existing and in good standing under the laws of the jurisdiction of its organisation and has all requisite corporate power and authority to own its property and to carry on its business as now being conducted.

(ii) Section 1.4(ii) of the Disclosure Letter is a complete and correct list of the Principal Subsidiary Companies, Hutchison Telecommunications Lanka (Private) Limited, Kasapa Telecom Limited and their respective directors as at the date of this Agreement.

(iii) So far as the Seller is aware, each Principal Subsidiary Company has all requisite power, authority and legal right to own its property and to carry on its business as now being conducted. So far as the Seller is aware, each Principal Subsidiary Company is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by the Principal Subsidiary Company or the nature of the business conducted by the Principal Subsidiary Company makes such qualification necessary.

(iv) No Principal Subsidiary Company is in receivership or liquidation or has taken any step to enter liquidation, and no Principal Subsidiary Company has taken any step to petition for the winding up of any Principal Subsidiary Company. So far as the Seller is aware, there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of any Principal Subsidiary Company and no such petition has been presented to any Principal Subsidiary Company.

1.5 Sale Shares; Share Capital of the Company and the Principal Subsidiary Companies.

(i) The Seller is the beneficial owner of and has good and valid title to the Sale Shares free and clear of any Encumbrance. All of the Sale Shares are fully paid.

(ii) The Company has an authorised share capital of HK$2,500,000,000 and US$10,000 divided into 10,000,000,000 shares of HK$0.25 each ("Ordinary Shares") and 1,000,000 non-voting redeemable preference shares of US$0.01 each ("Redeemable Shares"), of which 4,752,546,209 Ordinary Shares and none of the Redeemable Shares are issued and outstanding. The Sale Shares constitute approximately 19.31% of all the issued Ordinary Shares in the capital of the Company as at the date of this Agreement and as at Closing.

(iii) The Company will, immediately following the Closing, cease to be a subsidiary (as such term is defined in the Companies Ordinance) of HWL and the Seller.

(iv) Other than Partner Communications Company Ltd, each Principal Subsidiary Company, Hutchison Telecommunications Lanka (Private) Limited and Kasapa Telecom Limited has the capitalisation set forth in section 1.4(ii) of the Disclosure Letter. All of the outstanding shares of, or other equity securities or voting interests in, as the case may be, each Principal Subsidiary Company, Hutchison Telecommunications Lanka (Private) Limited and Kasapa Telecom Limited have been duly authorised and validly issued, are fully paid and are, except as otherwise disclosed in the Accounts, beneficially owned by the Group.

(v)     (A)     There are no outstanding or authorised options, warrants,
                rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments contingent or otherwise relating to the capital stock of, or other equity or voting interest in, the Company or any Principal Subsidiary Company (including, without limitation, an option or right of pre-emption, first refusal or conversion), pursuant to which the Company, the Seller or any of the Company
                Subsidiaries is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, any shares or other equity or voting interest in, the Company or such Principal Subsidiary Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares or other equity or voting interest in the Company or such Principal Subsidiary Company.

        (B) There are no outstanding or authorised stock appreciation, phantom stock, profit participation or similar rights with respect to the shares of, or other equity or voting interest in, the Company or any Principal Subsidiary Company.

        (C) Neither the Company nor any of the Principal Subsidiary Companies has any authorised or outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders or stockholders the Company or the Principal Subsidiary Companies on any matter.

        (D) There are no contracts to which the Company, the Seller or any of the Principal Subsidiary Companies is a party or by which they are bound to (1) repurchase, redeem or otherwise acquire any shares in the capital of, or other equity or voting interest in, the Company or any Principal Subsidiary Company or (2) vote or dispose of any shares of or other equity or voting interest in, the Company or any Principal Subsidiary Company.

        (E) There are no irrevocable proxies and no voting agreements with respect to any shares of, or other equity or voting interest in, the Company or any Principal Subsidiary Company.

(vi) So far as the Seller is aware, the terms of the Employee Share Option Plans comply in all respects with the Listing Rules and all other applicable Laws.

(vii) The maximum number of Shares which may be allotted and issued by the Company upon the exercise of all outstanding options granted and yet to be exercised under all Employee Share Option Plans do not in aggregate exceed 450,000,000 Shares, representing approximately 9.47 per cent. of the Shares in issue at the date of this Agreement.

1.6     Financial Matters.

(i) Section 1.6(i) of the Disclosure Letter contains a true and accurate list of all Indebtedness of the Group owing to or available from banks and financial institutions and intra-group Indebtedness of the Group as at 30 November 2005 but, in the case of any revolving or available but not wholly utilised Indebtedness, expressed by reference to the aggregate available under each such item of Indebtedness without indicating the amounts drawn or undrawn under such Indebtedness.

(ii) Section 1.6(ii) of the Disclosure Letter contains a true and accurate list of all Contingent Liabilities as at 30 September 2005.

1.7     Taxation.

        No Tax audit or other administrative proceeding is pending or, so far as the Seller is aware, threatened in writing, and no judicial Tax proceeding is pending or, so far as the Seller is aware, threatened in writing, in each case, that involves any Tax or Tax Return of any Group Company.

1.8     Material Contracts.

(i) Section 1.8(i) of the Disclosure Letter sets forth an accurate and complete list of the following contracts to which the Company or any of the Principal Subsidiary Companies is a party or by which any of them is bound:

        (a) all contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the shares of or other voting or equity interests in the Company or any of the Principal Subsidiary Companies;

        (b) all contracts relating to the issuance or repurchase of the shares of or other voting or equity interests in, or in respect of registration rights, pre-emptive rights, rights of first refusal, tag along rights, transfer rights or restrictions, voting rights or rights of security holders therein;

        (c) all contracts involving, in each case, Indebtedness in excess of US$5 million of the Company or any of the Principal Subsidiary Companies;

        (d) all contracts of which one of the primary purposes is to limit the ability of the Company or any of the Principal Subsidiary Companies to engage in any line of business or to compete with any Person which, in each case, will inhibit the development of the core business of the Company or any Principal Subsidiary Company;

        (e) all contracts (including letters of intent) involving the future disposition or acquisition of assets or properties (in each case with a value in excess of US$10 million), or any merger, consolidation or similar business combination transaction;

        (f) all contracts involving (i) any core business co-operation, joint venture, partnership, strategic alliance or shareholders' agreement (including the contracts relating to the four joint ventures with Kotak Mahindra Capital Co. in India), or (ii) co-marketing, co-promotion, co-packaging, joint development or similar arrangement which, in the case of items in clause (ii), is material to the business of the Group taken as a whole.

        (g) all procurement agreements and turnkey equipment supply agreements with a value, in each case, exceeding US$10 million.

(ii) Each contract required to be set forth in section 1.8(i) of the Disclosure Letter) is in full force and effect, and there exists no (i) default or event of default by the Company or any of the Principal Subsidiary Companies or, so far as the Seller is aware, by any other party to any such contract with respect to any material term or provision of any such contract or (ii) so far as the Seller is aware, event, occurrence, condition or act which would become a default or event of default by the Company or any of the Principal Subsidiary Companies or any other party thereto, with respect to any material term or provision of any such contract. The copies of the contracts set forth in section 1.8(i) of the Disclosure Letter have been made available to the Purchaser by the Company in the Data Room and are true and complete copies, including all amendments, of each such contract.

1.9     Compliance with Laws and Regulations.

(i) The Company and each of the Principal Subsidiary Companies has complied and is in compliance with all applicable Laws except where the failure to so comply, individually and in the aggregate, would not have a Material Adverse Effect.

(ii) So far as the Seller is aware, the Company has complied in all material respects with (A) all rules, regulations and requirements of the Stock Exchange (including all filing, notification and disclosure requirements under the Listing Rules, and the Code on Corporate Governance Practices contained in Appendix 14 of the Listing Rules), and (B) all other applicable rules, regulations and other requirements material to the transactions contemplated by the Transaction Documents as are required to be complied with at the date hereof. So far as the Seller is aware, neither the Company nor any of the Principal Subsidiary Companies has received any notice that any violation of the foregoing is being or may be alleged.

1.10    Announcements, etc. made in pursuance of the Listing Rules.

        So far as the Seller is aware, all statements of fact contained in all announcements of the Company and all circulars and other documents and reports (including the Hong Kong Prospectus, the Annual Report and the Interim Report) issued to shareholders of the Company made by or on behalf of the Company or its directors pursuant to the Listing Rules up to and including the date of this Agreement (the "Stock Exchange Disclosures") were, when made or issued, true and accurate in all material respects as at the date of such Stock Exchange Disclosures and not misleading in any material respect.

1.11    SEC Filings and Reports.

        The Company's Annual Report on Form 20-F most recently filed with the SEC and all subsequent reports or documents required to be filed or furnished by it under the Exchange Act (collectively, the "Exchange Act Reports") which have been filed by the Company with, or furnished by the Company to, the SEC or sent to shareholders pursuant to the Exchange Act, do not, so far as the Seller is aware, include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. So far as the Seller is aware, such Exchange Act Reports when they were filed with, or furnished to, the SEC conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

1.12    Permits.

(i) Section 1.12(i) of the Disclosure Letter contains a true and complete list of all telecommunications licenses (including references to the locations in schedule 1 to the Disclosure Letter of correspondence affecting such licences other than correspondence which singularly or in aggregate would not create a Material Adverse Effect) held by any Principal Subsidiary Company and relevant Group Company. Copies of these licenses together with such material correspondence have been made available to the Purchaser by the Company in the Data Room and, are true and complete copies, including all amendments, of each such license.

(ii) The Company and each of the Principal Subsidiary Companies and the relevant Group Companies have obtained and possess all Permits (including, without limitation, telecommunications licenses) of, and have made all registrations, notifications and filings with, all Governmental Authorities having jurisdiction over them which are reasonably necessary to enable the Company and the Principal Subsidiary Companies to carry on their core business activities. No event has occurred or condition or state of facts or affairs exist that would permit revocation or termination of, any such Permit. Each such Permit is valid and subsisting, is in full force and effect, and is enforceable by the relevant Group Company holding such Permit. (i) No notice of any revocation, cancellation, suspension or modification of any such Permit has been received by the Company or any of the Principal Subsidiary Companies, and (ii) none of such Permits is threatened to be, and no event has occurred or condition or state of facts or affairs exist that constitutes or, after notice or lapse of time or both, would result in, any such Permit being, breached, suspended or modified, except where the breach, suspension or modification, individually and in the aggregate, would not have a Material Adverse Effect. None of the completion of the sale of the Sale Shares, the consummation of the transactions contemplated by the Transaction Documents (excluding the exercise of any rights of first refusal or the tag-along rights pursuant to the Shareholders' Agreement), the performance by the Company of the Co-operation Agreement, or the exercise by the Purchaser of its right to acquire additional Shares under the option contained in the Shareholders' Agreement will result in any breach, default or forfeiture of rights under each such Permit or the business co-operation agreement entered into between Hanoi Telecommunications Joint Stock and Hutchison Telecommunications (Vietnam) S.a.r.l..

1.13    Intellectual Property.

        No notice of a material default of any material license or other agreement by which the Company or any Principal Subsidiary Company has obtained any patent, trademark, service mark, trade name, copyright, know-how or other processes or intellectual property including the brands of "Hutch", "3" and "Orange" ("Intellectual Property Right") has been sent or received by the Company or any Principal Subsidiary Company which default remains uncured. The execution, delivery or performance of the obligations by the Seller or the Company under any Transaction Document and under the other instruments and agreements to be executed and delivered as contemplated hereby or thereby will not result in a material default of the brands of "Hutch", "3" or "Orange" or of any material license or other agreement by which the Company or any Principal Subsidiary Company has obtained any Intellectual Property Right from HWL or any of its subsidiaries

        (excluding the Group). Each such license granted by or agreement with HWL or any of its subsidiaries (excluding the Group) is a legal, valid and binding obligation of the Company or any Principal Subsidiary Company, as relevant, and so far as the Seller is aware, the relevant other parties thereto, enforceable in accordance with the terms thereof and the transactions contemplated by the Transaction Documents will not breach the terms thereof or trigger additional rights with respect to any Person.

1.14    Litigation, Arbitration and Governmental Proceedings.

(i) There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by (or, so far as the Seller is aware, any investigation by) any Governmental Authority or any other Person, or, so far as the Seller is aware, threatened, against or affecting the Company or any Principal Subsidiary Company, or any of its properties, assets or rights, other than any such action, suit, proceeding, arbitration or administrative or other proceeding which, individually or in the aggregate, would not have a Material Adverse Effect. The Seller does not know of any valid basis for any such action, proceeding or investigation. None of the Company or any Principal Subsidiary Company is subject to any court or regulatory order, other than any such court or regulatory order which, individually or in the aggregate, would not have a Material Adverse Effect.

(ii) No action or proceeding has been instituted or, so far as the Seller is aware, threatened before a court or other Governmental Authority to restrain or prohibit or materially delay any of the transactions contemplated by any of the Transaction Documents.

(iii) There is no unsatisfied judgment, court order or tribunal or arbitral award outstanding against the Company or any Principal Subsidiary Company and no distress, execution or process has been levied on any part of its business or assets other than any such unsatisfied judgment, court order or tribunal or arbitral award outstanding which, in each case, would not have a Material Adverse Effect, individually or in the aggregate.

1.15    No Changes Since the Interim Accounting Date.

(i) Since the Interim Accounting Date, there have been no matters or events which would have a Material Adverse Effect (and for the purpose of this paragraph 1.15 (i), "Material Adverse Effect" has the meaning as defined in part (i) of "Material Adverse Effect" under Clause 1.1 (Interpretation) subject to the proviso therein, but excluding part
        (ii)).

(ii) Since the Interim Accounting Date, so far as the Seller is aware, there have been no matters or events which would have a Material Adverse Effect.

1.16    Investment Company Act.

        Neither the Seller nor, so far as the Seller is aware (having made due enquiries with U.S. legal counsel), the Company, is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act; and neither the Seller nor, so far as the Seller is aware (having made due enquiries with U.S. legal counsel) the Company, is on the date hereof and, after conclusion of the transactions contemplated herein and by the Transaction Documents on the Closing Date will be, an "investment company" as defined in the Investment Company Act.

1.17    Acquisition of the entire issued share capital of the Company

        So far as the Seller is aware, there are (i) no statutory or regulatory issues in any jurisdiction; or (ii) no impediments in any contracts to which the Seller, the Company or any Principal Subsidiary Company is a party, which, in each case, would arise or be triggered as a direct result of the Purchaser (in accordance with applicable Law and regulations) acquiring the entire outstanding issued share capital of the Company and which would have a Material Adverse Effect (and for the purpose of this paragraph 1.17, "Material Adverse Effect" has the meaning as defined in part (i) of "Material Adverse Effect" under Clause
        1.1 (Interpretation) subject to the proviso therein, but excluding part
        (ii)).

                                   SCHEDULE 2

                     LIMITATIONS ON LIABILITY OF THE SELLER

1.      SELLER'S DISCLOSURES

        The Seller's obligations and liabilities under this Agreement are subject to the matters which are fairly disclosed in or pursuant to this Agreement or the Disclosure Letter.

2.      LIMITATION OF SELLER'S LIABILITY

        2.1     TIME LIMITATION FOR CLAIMS

        The Seller shall not be liable under this Agreement in respect of any claim unless a notice of the claim is given by the Purchaser or the Purchaser Nominee to the Seller within 12 months following Closing except that there shall be no time limitation for giving notice of any claim under paragraph 1.5(i) of Schedule 1. Any claim notified by the Purchaser or the Purchaser Nominee to the Seller pursuant to this paragraph shall specify the matters set out in paragraph 3.1.

        2.2     MINIMUM CLAIMS

        (i) The Seller shall not be liable under this Agreement in respect of any individual claim (or a series of claims arising from substantially the same facts or circumstances) where the liability agreed or determined (disregarding the provisions of this paragraph 2.2) in respect of any such claim or series of claims does not exceed US$1 million.

        (ii) Where the liability agreed or determined in respect of any such claim or series of claims exceeds US$1 million, the liability of the Seller shall be the whole amount agreed or determined and not just the excess.

        2.3     AGGREGATE MINIMUM CLAIMS

        (i) The Seller shall not be liable under this Agreement in respect of any claim unless the aggregate amount of all claims for which the Seller would otherwise be liable under this Agreement (disregarding the provisions of this paragraph 2.3) exceeds US$5 million.

        (ii) Where the liability agreed or determined in respect of all claims referred to in paragraph 2.3(i) exceeds US$5 million, the liability of the Seller shall be the whole amount agreed or determined and not just the excess.

        2.4     MAXIMUM LIABILITY

        The aggregate liability of the Seller in respect of this Agreement shall not exceed 100% of the Consideration.

        2.5     PROVISIONS

        The Seller shall not be liable under this Agreement in respect of any claim if and to the extent that proper allowance, provisions or reserve is made in the Accounts or the Interim Accounts for the matter giving rise to the claim.

        2.6     MATTERS ARISING SUBSEQUENT TO THIS AGREEMENT

        The Seller shall not be liable under this Agreement in respect of any matter to the extent that the same would not have occurred but for:

        (i)     Agreed matters

        any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser or the Purchaser Nominee;

        (ii)    Changes in legislation

                (a) the passing of, or any change in, any law, rule or regulation of any government, governmental department, agency or regulatory body after the date of this Agreement, including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually in effect at the date of this Agreement but with retrospective effect; or

                (b) any change after the date of this Agreement of any generally accepted interpretation or application of any legislation;

        (iii)   Accounting and Taxation Policies

        any change in accounting or Taxation policy, bases or practice of the Purchaser or Purchaser Nominee or any of the Group Companies introduced or having effect after Closing.

        2.7     RECOVERY FROM THIRD PARTIES FOLLOWING RECOVERY FROM THE SELLER

        If the Seller has paid an amount in discharge of any claim under this Agreement which resulted from a loss in any Group Company and the relevant Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the relevant Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser and/or the Purchaser Nominee shall, pay to the Seller as soon as practicable after receipt by the relevant Group Company an amount equal to such proportion of the amount of the payment it/they received from the Seller in respect of the relevant claim as is equal to the proportion of the relevant Group Company's Loss recovered by the relevant Group Company less any costs and expenses incurred in making such claim.

        2.8     MITIGATION OF LOSSES

        The Purchaser shall, or shall procure the Purchaser Nominee to, as relevant, mitigate any Losses as obligated by law in respect of any claim under this Agreement; provided that this duty to mitigate shall not apply to Losses arising from breach of the Warranties in paragraphs 1.5(i) and 1.12(ii) of Schedule 1 or for claims based on fraud or dishonesty or to any claim under Clause 9 (HWL's Guarantee)provided the Purchaser has complied with this paragraph 2.8 in respect of the underlying Loss which gave rise to the claim under Clause 9 (HWL's Guarantee).

        2.9     FRAUD

        None of the limitations contained in this paragraph 2 shall apply to any claim which arises or is increased as the consequence of, or which is delayed as a result of, fraud or dishonesty by the Seller or any of its directors, officers, employees, representatives, advisors or agents.

        2.10    DOUBLE CLAIMS

        The Purchaser or the Purchaser Nominee shall not be entitled to recover from the Seller or HWL under this Agreement more than once in respect of the same Losses suffered.

3.      CLAIMS

        3.1     NOTIFICATION OF CLAIMS UNDER THIS AGREEMENT

        Notices of claims under this Agreement shall be given by the Purchaser to the Seller within the time limits specified in paragraph 2.1, specifying such information in relation to the legal and factual basis of the claim as is available to the Purchaser and reasonable details of the evidence on which the Purchaser relies and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim.

        3.2     COMMENCEMENT OF PROCEEDINGS

        Any claim notified pursuant to paragraph 3.1 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn 12 months after the relevant claim is notified pursuant to paragraph 3.1 or in the case of any contingent liability, 12 months after such contingent liability becomes an actual liability and is due and payable unless legal proceedings in respect of it (i) have been commenced by being both issued and served and (ii) are being and continue to be pursued with reasonable diligence.

        3.3     CONDUCT OF CLAIMS

        In the event that any claim is made against the Seller and/or any Group Company under any Transaction Agreement and the Purchaser and/or the Purchaser Nominee are/is included in or joined to that claim then:

        (i) no admissions in relation to such third party claim shall be made by or on behalf of the Purchaser, the Purchaser Nominee or any other member of the Purchaser's Group and the claim shall not be compromised, disposed of or settled without the written consent of the Seller;

        (ii) the Seller shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or other member of the Purchaser's Group concerned and to have the conduct of any related proceedings, negotiations or appeals and in that connection the Purchaser shall give or cause to be given instructions to such professional or legal advisers as the Seller may nominate to act on behalf of the Purchaser or other member of the Purchaser's Group concerned but in accordance with the Seller's instructions;

        (iii) the Purchaser shall, and the Purchaser shall procure any other members of the Purchaser's Group relevant to the claim shall, give to the Seller, subject to their being paid all reasonable costs and expenses and indemnified to their reasonable satisfaction against any liability or damages incurred thereby, all such information and assistance including access to premises and personnel, and the right to examine any assets, accounts, documents and records, as the Seller may reasonably request and which is not covered by confidentiality obligations or constitutes attorney/client work product.

                                   SCHEDULE 3

                         PRINCIPAL SUBSIDIARY COMPANIES

        1.      Hutchison Essar Limited

        2.      Hutchison Essar Mobile Services Limited

        3.      Hutchison Telecom East Limited

        4.      Fascel Limited

        5.      Aircel Digilink India Limited

        6.      Hutchison Essar South Limited

        7.      Hutchison Telecommunications (Hong Kong) Limited

        8.      Hutchison Global Communications Holdings Limited

        9.      BFKT (Thailand) Limited

        10.     Hutchison CAT Wireless MultiMedia Limited

        11.     Partner Communications Company Limited

        12.     PT Hutchison CP Telecommunications

        13.     Hutchison Telecommunications (Vietnam) S.a.r.l.

        14.     PKNS (Thailand) Limited

        15.     Hutchison Wireless Multimedia Holdings Limited

        16.     Hutchison Telephone Company Limited

        17.     Hutchison 3G Services (HK) Limited

        18.     Hutchison Telephone (Macau) Company Limited

                 EXECUTION PAGE TO THE SHARE PURCHASE AGREEMENT

SIGNED by    /s/ Frank J. Sixt
            ------------------------------ )
                                           )
for and on behalf of                       )
HUTCHISON TELECOMMUNICATIONS               )
INVESTMENT HOLDINGS LIMITED                )
in the presence of:                        )      Signature:  /s/ Frank J. Sixt
                                                             -------------------

Witness
Signature:   /s/ Ruth Roth
            ------------------------------
Name:        Ruth Roth
            ------------------------------
Address:     Linklaters, One Silk Street
            ------------------------------
             London
            ------------------------------
Occupation:  Trainee Solicitor
            ------------------------------

THE COMMON SEAL OF                         )               /s/ Susan Chow [SEAL]
HUTCHISON WHAMPOA LIMITED                  )              ---------------------
                                           )                   Susan Chow
was hereunto affixed in the presence of:   )                   Director
                                           )
                                           )
                                           )    Name:      Edith Shih
                                                          ----------------------

                                                Signature: /s/ Edith Shih
                                                          ----------------------
                                                           Company Secretary

Witness
Signature:   /s/ Lam Sin Yu, Bernadine
            ------------------------------
Name:        Lam Sin Yu, Bernadine
            ------------------------------
Address:     Solicator, Hong Kong SAR
            ------------------------------

            ------------------------------
Occupation:
            ------------------------------

SIGNED by    /s/ Aldo Mareuse
            ------------------------------ )
                                           )
for and on behalf of                       )
ORASCOM TELECOM EURASIA                    )
LIMITED                                    )
in the presence of:                        )      Signature:  /s/ Aldo Mareuse
                                                             -------------------

Witness
Signature:   /s/ F. Angus Tarpley
            ---------------------------------
Name:        F. Angus Tarpley
            ---------------------------------
Address:     White & Case, 5 Old Broad Street
            ---------------------------------
             LONDON EC2N 1DW
            ---------------------------------
Occupation:  Lawyer
            ---------------------------------

SIGNED by    /s/ Naguib Sawiris
            ------------------------------ )
                                           )
for and on behalf of                       )
ORASCOM TELECOM HOLDING S.A.E.             )
in the presence of:                        )      Signature:  /s/ Naguib Sawiris
                                                             -------------------

Witness
Signature:   /s/ Ragy G. Soliman Elfaham
            ------------------------------
Name:            Ragy G. Soliman Elfaham
            ------------------------------
Address:         21 El Falah Street
            ------------------------------
                 Mohandseen, Cario, Egypt
            ------------------------------
Occupation:      Attorney At Law
            ------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.      INTERPRETATION.........................................................1

2.      SALE AND PURCHASE......................................................8

3.      CONSIDERATION..........................................................9

4.      SIGNING AND CLOSING....................................................9

5.      ACTIONS AT CLOSING....................................................11

6.      POST-CLOSING OBLIGATIONS..............................................12

7.      SELLER'S AND HWL'S WARRANTIES.........................................13

8.      PURCHASER'S AND PURCHASER NOMINEE'S WARRANTIES........................13

9.      HWL'S GUARANTEE.......................................................15

10.     DISCLOSURE DOCUMENTS..................................................16

11.     CONFIDENTIALITY AND ANNOUNCEMENTS.....................................17

12.     ASSIGNMENT............................................................17

13.     FURTHER ASSURANCE.....................................................18

14.     ENTIRE AGREEMENT......................................................18

15.     SEVERANCE AND VALIDITY................................................18

16.     VARIATIONS............................................................18

17.     REMEDIES AND WAIVERS..................................................19

18.     EFFECT OF CLOSING.....................................................19

19.     SURVIVAL AND RIGHTS OF RESCISSION.....................................19

20.     THIRD PARTY RIGHTS....................................................19

21.     PAYMENTS..............................................................19

22.     COSTS AND EXPENSES....................................................20

23.     NOTICES...............................................................20

24.     COUNTERPARTS..........................................................22

25.     GOVERNING LAW AND JURISDICTION........................................22

26.     AGENT FOR SERVICE OF PROCESS..........................................22

SCHEDULE 1 WARRANTIES.........................................................23

SCHEDULE 2 LIMITATIONS ON LIABILITY OF THE SELLER.............................32

SCHEDULE 3 PRINCIPAL SUBSIDIARY COMPANIES.....................................36

                                        i